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                                                                    EXHIBIT 11.1

                       Smurfit-Stone Container Corporation
                        Calculation of Per Share Earnings
                      (In millions, except per share data)



                                                                     Three months ended
                                                                         March 31,
                                                                   --------------------
                                                                   1999            1998
                                                                   ----            ----
Income (loss) from continuing operations
    before extraordinary item and cumulative
    effect of accounting change                                   $ (92)          $   3
Discontinued operations                                               4               8
Extraordinary item                                                                  (13)
Cumulative effect of accounting change                                               (3)
                                                                   ----            ----

Net loss                                                          $ (88)          $  (5)
                                                                   ====            ====

Weighted average shares outstanding
    for basic earnings per share                                    215             111

Effect of diluted securities
    Employee stock options                                                            1
                                                                   ----            ----

Weighted average shares outstanding
    for diluted earnings per share                                  215             112
                                                                   ====            ====


Basic per share amounts:

Income (loss) before extraordinary item                           $(.43)          $ .03
Discontinued operations                                             .02             .07
Extraordinary item                                                                 (.12)
Cumulative effect of accounting change                                             (.03)
                                                                   ----            ----

Net loss                                                          $(.41)          $(.05)
                                                                   ====            ====


Diluted per share amounts:
Income (loss) before extraordinary item                           $(.43)          $ .03
Discontinued operations                                             .02             .07
Extraordinary item                                                                 (.11)
Cumulative effect of accounting change                                             (.03)
                                                                   ----            ----

Net loss                                                          $(.41)          $(.04)
                                                                   ====            ====


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